Exhibit 99.1

QEP Midstream Partners, LP Unitholders Approve Merger with Tesoro Logistics LP

SAN ANTONIO – July 21, 2015 - Tesoro Logistics LP (NYSE:TLLP) (“TLLP”) and QEP Midstream Partners, LP (NYSE:QEPM) (“QEPM”) today announced the approval of the merger of QEPM with TLLP during a unitholder meeting held today in San Antonio. Over 64% of the QEPM common units entitled to vote and held by unitholders other than QEP Midstream Partners GP, LLC (“QEPM GP”) and its affiliates were cast in favor of the merger. TLLP, who indirectly holds all of QEPM’s subordinated units, approved the merger by written consent. The merger required approval of at least a majority of the outstanding common units of QEPM held by unitholders other than QEPM GP and its affiliates.

Under the terms of the merger agreement, unitholders of QEPM (other than QEPM GP and its affiliates) are entitled to receive 0.3088 TLLP common units for each QEPM common unit. Cash will be paid to QEPM unitholders in lieu of any fractional units they otherwise would have been entitled to receive in accordance with the merger agreement.

About Tesoro Logistics LP

Tesoro Logistics LP is a leading full-service logistics company operating primarily in the western and mid-continent regions of the United States. TLLP owns and operates a network of over 3,500 miles of crude oil, refined products and natural gas pipelines. TLLP also owns and operates 28 crude oil and refined products truck and marine terminals and has over 9 million barrels of storage capacity. In addition, TLLP owns and operates four natural gas processing complexes and one fractionation facility. TLLP is a fee-based, growth oriented Delaware limited partnership formed by Tesoro Corporation and is headquartered in San Antonio, Texas.

Certain statements and information in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “attempt,” “appears,” “forecast,” “outlook,” “estimate,” “project,” “potential,” “may,” “will,” “are likely” and other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us.

Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and trends to differ materially from those made, projected, or implied in or by the forward-looking statements depending on a variety of uncertainties or other factors including, but not limited to, changes in the expected benefits of our transactions relating to our acquisitions from Tesoro and acquisitions from third parties, including our acquisition of QEP Field Services, LLC and the proposed business combination with QEPM, or our ability to integrate the operations we expect to acquire in such transactions, and our ability to consummate the proposed business combination with QEPM and any anticipated financing transactions in connection therewith. For more information concerning factors that could affect these statements see our annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

Contact:

Investors:

Evan Barbosa, Investor Relations Manager, (210) 626-7202

Media:

Tesoro Media Relations, media@tsocorp.com, (210) 626-7702